EXHIBIT 4.2

FORM OF STOCK OPTION AGREEMENT

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT.

UNLESS OTHERWISE STATED, ALL TERMS DEFINED IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.

STOCK OPTION AGREEMENT

COMMUNITY WEST BANCSHARES

2014 STOCK OPTION PLAN

☐	Incentive Stock Option

☐	Non-Qualified Stock Option

THIS AGREEMENT, dated the ______ day of ________________________, by and between Community West Bancshares, a California corporation (the “Company”), and ________________________________ (“Optionee”);

WHEREAS, pursuant to the Community West Bancshares 2014 Stock Option Plan (the “Plan”), the Stock Option Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of ______________________________ (______) authorized but unissued shares of the Company’s Common Stock at the price of __________________________ Dollars ($_______________) per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

NOW, THEREFORE, it is hereby agreed:

1. Grant of Stock Option. Pursuant to said action of the Stock Option Committee and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Company hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of _____________________________ (______) Option Shares of the Company’s Common Stock at the price of _________________________________ Dollars ($__________ ) per share. For purposes of this Agreement and the Plan, the date of grant shall be ___________________. At the date of grant, Optionee does not own / owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

The Stock Option granted hereunder is / is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability. This Stock Option shall be exercisable as to _____________ Option Shares on ______________; as to ______________ Option Shares on ______________; as to ______________ Option Shares on ______________; as to ______________ Option Shares on ______________; and as to ______________ Option Shares on ______________. This Stock Option shall remain exercisable as to all of such Option Shares until ______________ ,______ (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock Option has expired or terminated earlier in accordance with the provisions hereof or of the Plan. Option Shares as to which this Stock Option become exercisable may be purchased at any time prior to expiration of this Stock Option.

3. Exercise of Stock Option. This Stock Option may be exercised by: (i) delivering written notice substantially in the form of Exhibit 1 hereto to the Company stating the number of Option Shares with respect to which this Stock Option is being exercised; (ii) delivering cash (or bank, cashier’s or certified check) and/or, if permitted at or before the time of exercise by the Stock Option Committee, shares of Common Stock of the Company which when added to the cash payment, if any, have an aggregate Fair Market Value equal to the full amount of the purchase price of such Option Shares; and (iii) unless the shares of Common Stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to the registration requirements under the Securities Act of 1933, delivering a written representation letter in the form required by the Company. Not less than ten (10) Option Shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under this Stock Option and in no event may the Stock Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of all federal and state income taxes then due, if any.

4. Prior Outstanding Stock Options. Pursuant to Section 8(b) of the Plan, an Incentive Stock Option held by Optionee may be exercisable while the Optionee has outstanding and unexercised any Incentive Stock Option previously granted to him or her by the Company, or a bank or corporation which (at the time of grant) is a parent or Subsidiary of the Company, or a predecessor corporation of any such entity.

5. Cessation of Affiliation. Except as provided in Paragraph 6 hereof, if, for any reason other than Optionee’s disability or death, Optionee ceases to be employed by or affiliated with the Company or a Subsidiary, this Stock Option shall expire ninety (90) days thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier. During such period after cessation of employment or affiliation, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee ceased to be employed by or affiliated with the Company or Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

6. Termination for Cause. If Optionee’s employment by or affiliation with the Company or a Subsidiary is terminated for cause, this Stock Option shall expire thirty (30) days thereafter unless reinstated by the Stock Option Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise this Stock Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Company or a Subsidiary, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.

7. Disability or Death of Optionee. If Optionee becomes disabled or dies while employed by or affiliated with the Company or a Subsidiary, or during the ninety-day period referred to in Paragraph 5 hereof, this Stock Option shall automatically expire and terminate one (1) year after the date of Optionee’s disability or death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee’s disability or death but before such expiration, the person or persons to whom Optionee’s rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee’s estate, subject to the provisions of Paragraph 13 hereof, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee ceased to be employed by or affiliated with the Company or a Subsidiary. For purposes hereof, “disability” shall have the same meaning as set forth in Section 14 of the Plan.

8. Nontransferability. This Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee’s lifetime only by Optionee.

9. Employment. This Agreement shall not obligate the Company or a Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or a Subsidiary to increase or reduce Optionee’s compensation.

10. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan. Except as provided in Section 15 of the Plan, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

11. Modification and Termination by Board of Directors. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 16 and 17 of the Plan.

12. Notification of Sale. Optionee agrees that Optionee, or any person acquiring Option Shares upon exercise of this Stock Option, will notify the Company in writing not more than five (5) days after any sale or other disposition of such Shares.

13. Approvals. This Agreement and the issuance of Option Shares hereunder are expressly subject to the approval of the Plan and the form of this Agreement by the holders of not less than a majority of the voting stock of the Company. This Stock Option may not be exercised unless and until all applicable requirements of all regulatory agencies having jurisdiction with respect thereto, and of the securities exchanges upon which securities of the Company are listed, if any, have been complied with.

14. Notices. All notices to the Company provided for in this Agreement shall be addressed to it in care of its Chief Executive Officer at its main office and all notices to Optionee shall be addressed to Optionee’s address on file with the Company or a Subsidiary, or to such other address as either may designate to the other in writing, all in compliance with the notice provisions set forth in Section 25 of the Plan.

15. Incorporation of Plan. All of the provisions of the Plan are incorporated herein by reference as if set forth in full in this Agreement. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions contained herein shall be disregarded.

16. 409A Savings Clause. (i) No action shall be taken hereunder or under the Plan which shall cause a Stock Option to fail to comply with Section 409A of the Internal Revenue Code (the “Code”) or the Treasury Regulations thereunder, to the extent applicable to such Stock Option. If the Company determines that a Stock Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date of this Agreement), the Company may take any action that it determines to be necessary or appropriate to (a) exempt the Stock Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A of the Code.

(ii) The Plan, this Agreement and the Stock Option granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. The Plan, this Agreement and the Stock Option shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Company, and without the consent of Optionee, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.

(iii) Notwithstanding anything in the Plan or this Agreement to the contrary, in no event shall the Company exercise its discretion to accelerate the payment or settlement of this Stock Option where such payment or settlement would constitute deferred compensation within the meaning of Section 409A of the Code unless and to the extent that such accelerated payment or settlement is permissible under Treasury Regulation 1.409A-3(j)(4) or any successor provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMMUNITY WEST BANCSHARES

By:

By:

OPTIONEE

By:

ACKNOWLEDGMENT:

I hereby acknowledge receipt of a copy of this Agreement as well as a copy of the Community West Bancshares 2014 Stock Option Plan.

OPTIONEE

By:

EXHIBIT 1

NOTICE OF EXERCISE OF STOCK OPTION

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Attention: Chief Executive Officer

Board of Directors:

Pursuant to a Stock Option Agreement dated ________________, _____, Community West Bancshares granted to me an option covering _________________ shares of its Common Stock at a price of $_____________ per share. Taking into account all appropriate adjustments for stock splits and dividends and the like, as well as for option shares already exercised, if any, that Stock Option Agreement presently covers ________________ shares at approximately $_______________ per share.

By executing this Notice, the undersigned hereby exercises the option as to ____________ shares (the “Shares”), for an aggregate purchase price of $_______________, which Shares are currently vested and exercisable pursuant to the terms of the Stock Option Agreement. The exercise of the stock options effected hereby is subject to and pursuant to the terms of the Community West Bancshares 2014 Stock Option Plan and the Stock Option Agreement by and between the undersigned and the Company.

In accordance with the terms of the Community West Bancshares 2014 Stock Option Plan and my Stock Option Agreement, I hereby tender payment for, and the amount to be held withheld for taxes upon, the purchase of the Shares as follows:

1. Purchase Price Paid: $___________________

Form of Payment:

☐	Cash

☐	Company, Cashier’s of Certified Check

☐	Funds Transfer From Account No. __________________

☐	__________ Shares of the Company’s Common Stock (requires special approvals)

2. Withholding taxes:

☐    (a) Submitted herewith is $__________________; or

☐    (b) I have instructed my employer not to deposit with the Internal Revenue Service and the California Franchise Tax Board any amount required to be withheld, as I will personally assume responsibility for the amounts and timing of my estimated tax withholding.

As reported to me by _______________________, an officer of Community West Bancshares, the fair market value per share of Community West Bancshares’s common stock as of this date is $_______________.

Please register the Shares in the following manner:

Print or Type Name

Please mail certificate to the following address:

(Signature)

Dated:
(Type or Print Your Name)